Exhibit 99.1
                                                                    ------------

[GRAPHIC OMITED]

HERSHA HOSPITALITY TRUST
--------------------------------------------------------------------------------
                                                              148 Sheraton Drive
                                                        New Cumberland, PA 17070
                                                             Phone: 717-770-2406
                                                               Fax: 717-774-0461
                                                                  www.hersha.com


For Immediate Release
Contact:  Chris Daly or Jerry Daly (media)        Ashish Parikh, CFO (investors)
          Ph: (703) 435-6293                      Ph: (717) 770-2405

    HERSHA HOSPITALITY TRUST ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL-YEAR
                                     RESULTS

     HARRISBURG, Pa., March 1, 2004-Hersha Hospitality Trust (AMEX: HT), a real estate investment trust (REIT) and owner of nationally franchised, premium, limited-service hotels, today released preliminary results for the fourth quarter and year ended December 31, 2003. The company will announce its final results for both periods on March 17, 2004 during an 11:00 a.m. conference call.
     HIGHLIGHTS
  - Funds from operations (FFO) for the 2003 fourth quarter increased to $1.74 million from $1.67 million for the same period a year earlier. On a per share basis, FFO for the 2003 fourth quarter was $0.10 on 17,497,230 weighted average shares outstanding, compared to $0.22 cents per share on 7,676,585 weighted average shares outstanding during the fourth quarter of 2002. The difference in the shares outstanding is a result of a 9.775 million share follow-on stock offering in October 2003, which impacted the common shares outstanding and the FFO/FFO per share for the 2003 fourth quarter and full year.
  - FFO for the 12 months ended December 31, 2003, increased to $9.0 million from $8.3 million the prior year. FFO per share was $0.81 on 11,137,894 weighted average shares outstanding, compared to $1.09 per share on 7,619,542 weighted average shares outstanding for the previous year.
  - For the three months ended December 31, 2003, occupancy reached 59.9 percent, up 3.7 percent, compared to the 2002 fourth quarter. Average daily rate (ADR) rose to $80.76, a 1.1 percent increase over the previous year. Together, these results produced systemwide RevPAR of $48.35, an increase of 4.9 percent, compared to last year's fourth quarter.
  -  For the full-year 2003, RevPAR increased 3.6 percent to $54.10, based on a
     2.5 percent increase in occupancy to 65.5 percent and a 1.1 percent rise in ADR to $82.56.
  - The company's portfolio outperformed its competitive set in both the fourth quarter and for the full year. According to Smith Travel Research, Hersha's portfolio achieved 105.8 percent and 107.7 percent market share for the 2003 fourth quarter and full year, respectively.
  - Excluding its Georgia properties, Hersha's hotel portfolio achieved fourth quarter RevPAR of $50.92, based on occupancy of 61.1 percent and ADR of $83.41. The company's four Georgia properties particularly were hard hit by the economic downturn, but recently have changed management entities to

     Hersha Hospitality Management, a mid-size, independent hotel management company.
  - On a same-store basis for the 12 months ended December 31, 2003, excluding the Georgia hotels, RevPAR improved 4.6 percent to $57.17, on a 3.9 percent increase in occupancy to 66.2 percent and a 0.8 percent increase in average daily rate to $86.43.

     "2003 was a challenging but positive year for Hersha Hospitality Trust," concluded Jay H. Shah, president and chief operating officer. "We believe the hotel industry is poised for a recovery and that we are well-positioned to benefit from it. But we are not resting on our laurels. Already in 2004 we have made some strong additions to our management team and acquired another hotel. We will continue to work hard to achieve superior returns for our investors."

     Hersha Hospitality Trust is a self-advised real estate investment trust that owns premium limited and full service hotels in the eastern United States with strong, national franchise affiliations. The company focuses on acquisition and joint venture opportunities in primary and secondary markets near major metropolitan markets.

     This press release contains forward-looking statements about Hersha Hospitality Trust, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing sluggishness of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company's filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                            HERSHA HOSPITALITY TRUST

                               SAME STORE RESULTS


                    TWELVE                   THREE
                    MONTHS                  MONTHS
                    ENDED                    ENDED
                   12/31/03    VARIANCE    12/31/03    VARIANCE
                 ------------  ---------  -----------  ---------
Rooms Available      576,464                 145,774
Rooms Occupied       377,774                  87,271
Occupancy              65.53%      2.47%       59.87%      3.71%
ADR              $     82.56       1.12%  $    80.76       1.14%
RevPar           $     54.10       3.62%  $    48.35       4.89%

Room Revenue     $31,189,081              $7,048,132
Total Revenue    $34,976,015              $9,096,527

                    TWELVE                   THREE
                    MONTHS                   MONTHS
                    ENDED                    ENDED
                   12/31/02                 12/31/02
                 ------------             -----------
Rooms Available      574,785                 145,432
Rooms Occupied       367,595                  83,952
Occupancy              63.95%                  57.73%
ADR              $     81.64              $    79.85
RevPar           $     52.21              $    46.10

Room Revenue     $30,011,997              $6,703,741
Total Revenue    $33,375,344              $8,285,252